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Exhibit 8.2

[—], 2013

Ambev S.A.,

Rua Dr. Renato Paes de Barros, 1017, 3rd floor, 04530-001,

São Paulo, SP, Brazil.

Ladies and Gentlemen:

We have acted as special counsel to Ambev S.A. (“Newbev”), a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil (“Brazil”), in connection with the summary of the material U.S. federal income tax consequences of the stock swap merger (the “Stock Swap Merger”) of Companhia de Bebidas das Américas, a corporation (sociedade anônima) organized under the laws of Brazil (“Ambev”), with Newbev, as described in the prospectus of Newbev, which is included in the registration statement (the “Registration Statement”) filed on or about the date hereof on Form F-4 by Newbev in connection with the Stock Swap Merger.

For purposes of this opinion, we have examined and relied upon the Registration Statement; the letters to us from Newbev and Ambev dated [—], 2013 (the “Letters”), which we assume are and will continue to be correct without regard to any qualification as to knowledge, intention or belief at the effective time of the Stock Swap Merger; and any other documents as we have deemed necessary or appropriate, and we have assumed with your consent the following:

(1) the representations contained in the Registration Statement and the Letters and any other documents we reviewed will be true, correct and complete as of the effective time of the Stock Swap Merger in all material respects;

(2) any and all obligations imposed by the Registration Statement and any other documents we reviewed have been or will be performed or satisfied in accordance with their terms in all material respects; and

(3) the Stock Swap Merger, at its respective effective time, will be consummated in the manner described in the Registration Statement in all material respects.

We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of federal income tax law of the United States presently applicable to holders of common shares, preferred shares or American Depositary Shares (“ADSs”) of Ambev that exchange their common shares, preferred shares or ADSs of Ambev for the common shares or ADSs of Newbev pursuant to the Stock Swap Merger, the statements set forth under the caption “Tax Considerations—Material U.S. Federal Income Tax Considerations” in the Registration Statement are accurate in all material respects.

This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Stock Swap Merger under any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any related supplemental registration statement filed pursuant to the rules applicable thereto and to the reference to our name in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,